CONSULTING AND INDEMNITY AGREEMENT
                             AND GENERAL RELEASE

                    THIS CONSULTING AND INDEMNITY AGREEMENT AND
          GENERAL RELEASE (this "Agreement") is entered into as of the 7th day of June, 1996, by and between Kevin E. Lewis ("Lewis"), Cafeteria Operators, L.P., a Delaware limited partnership (the "Partnership"), and Furr's / Bishop's, Inc., a Delaware corporation (together with its subsidiaries and as general partner of the Partnership, the "Company").

                                   RECITALS

                    A. Lewis is currently employed by the Company as its Chairman of the Board, President and Chief Executive Officer and in that capacity has provided valuable services to the Company in guiding it through a lengthy and difficult restructuring of its debt, which was concluded successfully in 1996

                    B.   In view of the Company's return to
          profitable operation, Lewis and the current Board of Directors of the Company (the "Board") have determined that it is an appropriate time for Mr. Lewis to consider other business opportunities that are available to him. To that end, Mr. Lewis has expressed his willingness to assist the Company in selecting a new President and Chief Executive Officer and in effecting an orderly succession of management.

                    C.   The parties acknowledge the costs,
          hazards. and risks of leaving any uncertainty as to their relationships and, in part, desire to provide for an orderly transition of the employment relationship between the Company and Lewis to that of a consultant, and to make clear in the manner set forth in this Agreement that there are not any claims or controversies existing or which might arise between or among Lewis and the Company with respect to: Lewis' employment with the Company, Lewis' separation from employment with the Company and its affiliates, Lewis' compensation as a consultant to the Company and Lewis' obligations with respect to confidential information of the Company and competition with the Company.

                           IT IS THEREFORE AGREED:

                    1.   CONSIDERATION.  The parties acknowledge
          the adequacy of consideration as expressed by the recitations and mutual covenants in this Agreement.

                    2.   RESIGNATION AS EMPLOYEE AND OFFICER:
          CHAIRMAN OF THE BOARD, BOARD MEMBERSHIP.

                    (a)  Lewis agrees that his resignation as
               President and Chief Executive Officer will become effective upon the date (the "Executive Office Resignation Date") which is the earlier to occur of:
               (i) September 30, 1996 or (ii) the designation by the Board of Directors of the Company of his permanent successor as President and Chief Executive Officer

                    (b)  Lewis agrees that his resignation as
               Chairman of the Board of Directors of the Company will become effective December 31, 1996, provided however, Lewis agrees that if so requested by the Board of Directors, he will continue to serve as Chairman of the Board until such date, not later than December 31, 1997, as the Board of Directors may designate.

                    (c)  The parties expect that Lewis will
               continue as a member of the Board of Directors of the Company and that such status will not be affected by Lewis' resignations as President, Chief Executive Officer or Chairman of the Board of Directors. In furtherance of such expectation, the Board agrees that it will use its reasonable best efforts to cause Lewis to be nominated for election as a Director, and to be so elected, at each annual meeting of shareholders that occurs between the date of this Agreement and December 31, 1997.

               3.   CONSULTING DUTIES.

                    (a) From the Executive Office Resignation Date through December 31, 1997 (the "Consulting Period") Lewis shall be available to consult with the Board of Directors and executive officers of the Company and to perform such services as may be reasonably requested by the Company in connection therewith. Lewis will make available to the Company his full knowledge of the business affairs of the Company and of the industry, as requested by the Company. Lewis agrees that he will be available to the Company on substantially a full time basis through December 31, 1996, and parttime from January 1, 1997 to December 3 1, 1997, as the Company may request. Lewis will be available upon the Company's reasonable prior request at the Company's executive offices and at such other locations as may be reasonably requested by the Company. It is agreed that Lewis may after the Executive Office Resignation Date pursue such other business interests as he may desire, subject to (i) maintaining his availability for his consulting duties and (ii) complying with the restrictions set forth in Sections 14 and 15 of this Agreement.

                    (b) The Company agrees to provide office space and reasonable secretarial support to Lewis during the Consulting Period in a manner consistent with the office space and secretarial support provided to current executive officers. Such office space and secretarial support may, at the Company's election, be provided at the Company's executive offices or at another location in Lubbock, Texas.

                    (c) If Lewis is required to travel away from Lubbock, Texas, or incurs other reasonable expenses, in connection with his executive duties or consulting duties, the Company will reimburse his reasonable travel and other expenses in accordance with the Company's policies as in effect for its senior executive officers from time to time.

                    (d) Lewis understands that the Company will be seeking the agreement of Kmart Corporation ("Kmart") to continue the rent concessions provided in that certain Amendment to Master Sublease Agreement between Kmart Corporation, as Sublessor, and Cafeteria Operators, L.P., successor to Furr's Cafeterias, Inc., as Sublessee, dated as of December 1, 1986 (the "Amendment"). Lewis agrees that he will take no action which would interfere with or detract from the Company's efforts to continue the existing rent concessions from Kmart after his resignation as Chairman of the Board and that he will cooperate with the Company in its attempts to secure the continuation of such concessions after his resignation as Chairman of the Board. Lewis' cooperation in this regard will include his attendance at not more than three meetings with representatives of Kmart at which he will (i) assist the representatives of the Company in explaining the effect of the actions described in this Agreement on the Company and (ii) support Kmart granting a waiver to continue the existing rent concessions after his resignation as Chairman of the Board. It is understood that Lewis will not bear primary responsibility for the conduct of discussions and negotiations with Kmart in this regard, provided however, if the Company elects by written notice to Lewis referencing this Section 3(d) (a "Kmart. Request") to request Lewis' active assistance in negotiating the modification of the Amendment to obtain additional benefits for the Company beyond the present rent concessions, Lewis will use his reasonable best efforts, at the direction of the Company or its designated agents, to obtain the results specified by the Company, including actively participating in negotiation and drafting of required documentation, at such times and locations as may be necessary or desirable.

                    (e) Lewis shall not receive any compensation for his services provided under this Section 3 or his other undertakings and obligations set forth in this Agreement, other than those payments described in Section 4 below.

               4. PAYMENTS. In consideration for the covenants, agreements and release of claims as reflected in this Agreement, the Company and Lewis agree that Lewis' compensation by the Company after the date of this Agreement will be as specified below:

                    (a)  From the date of this Agreement until
               December 31, 1996, Lewis will be paid biweekly the amount of $13,461.54 (an annual rate of $350,000.00).

                    (b)  From January 1, 1997 until December 31,
               1997, Lewis will be paid biweekly the amount of $9,615.39 (an annual rate of $250,000.00).

                    (c)  Lewis will be paid the amount of
               $75,000.00 upon execution of this Agreement, $75,000.00 on the Executive Office Termination Date and the amount of $ 1 00,000.00 on December 31, 1997.

                    (d) Lewis will be paid any bonus amount earned under the Company's Executive Bonus and Incentive Plan (the "Plan") for the full year of 1996 (but not including any part of 1997) (notwithstanding his resignation as President and Chief Executive Officer prior to March 3 1, 1997) as determined in accordance with the Plan, and such amount. if any, will be paid to Lewis on or before March 31, 1997

                    (e) If the Company delivers to Lewis a Kmart Assistance Request as contemplated by Section 3(d), Lewis will be paid $50,000.00 upon delivery of the Kmart Assistance Request and Lewis will be paid an additional $50,000.00 upon the later to occur of the delivery of the Kmart Assistance Request and the Executive Office Termination Date. If after delivery of a Kmart Assistance Request and the performance by Lewis of his obligations set forth in
               Section 3(d), the Company obtains the agreement of Kmart to either or both (i) reduce the rent payable to Kmart between the date of this Agreement and January 1, 2000 below the amounts specified in the Amendment or (ii) extend the period of rent concessions beyond January 1, 2000, then the Company shall pay to Lewis an amount equal to ten percent (10%) of the net savings to the Company from such concessions, such amount to be paid quarterly. in arrears, as such net savings are realized by the Company.

                    (f) The Company agrees to reimburse to Lewis his reasonable outofpocket relocation costs incurred in connection with one move of his principal residence to a location outside Lubbock County, at any time prior to December 31, 1997, upon submission of reasonable documentation of such expenses, up to a maximum amount of $10,000.00.

                    (g) The Company agrees to reimburse Lewis for his reasonable costs and expenses of counsel, incurred in connection with the negotiation, drafting and execution of this Agreement, upon submission of reasonable documentation of such expenses, up to a maximum amount of $15,000.00

                    (h)  The Company agrees that effective
               immediately following the Executive Office
               Resignation Date, and for so long thereafter as Lewis is and continues to serve as a member of the Board of Directors, Lewis will be compensated as a nonemployee member of the Board of Directors on the same basis as are the other nonemployee members of the Board of Directors, including reimbursement of reasonable travel and other costs of such service, all in accordance with the Company's policies as in effect from time to time.

                    (i)  The Company agrees to pay Lewis' health
               insurance premiums under the Company's health insurance programs for senior management from time to time in effect from the date of this Agreement through December 31, 1997,

                    (j) The payments specified in this Section 4 will be made net of all required federal and state tay, withholding amounts, where applicable.

               5.   RELEASES.

                    (a) Lewis does hereby release, discharge and acquit the Company and its affiliates, parents, subsidiaries, and their respective officers, directors, employees, agents, representatives, successors, assigns, in their capacities as such (the "Released Parties"), from any and all causes of action, claims, demands, debts, liabilities, expenses or costs of court of any and every character and nature whatsoever, whether or not previously asserted, whether known or unknown,, either in or arising out of the law of contracts, torts, property rights, statutes or ordinances as to all wrongful discharge claims, all tort, intentional tort, negligence, employee benefit claims and contract claims, any claim for attorneys' fees, costs, or expenses or any claim arising from any federal, state or local civil rights and/or employment law (including but not limited to. Title VII of the Civil Rights Act of 1964, the Texas Commission on Human Rights Act, The Age Discrimination in Employment Act, and the Americans With Disabilities Act) and/or wages, bonuses, commissions, at law or in equity, arising out of any matter at any time up to and including the date of execution of this Agreement, and any other matter whatsoever, it being the parties' intention that the scope and breadth of this release be as broad and extensive as lawfully possible in order to lay to rest forever any potential controversies concerning any matters existing or occurring prior to the execution of this Agreement; provided, however, that Lewis does not intend by this Agreement to release, and does not release, any rights that he may have arising from the express terms of this Agreement, under any of the Other Agreements referenced in
               Section 7(a) or any rights that he may have asserted by way of counterclaim or cross claim in that certain action pending in the 98th Judicial District Court of Travis County, Austin, Texas, entitled Michael J. Levenson, Both individually and on Behalf of His Minor Son, Jonathan Jacob Levenson, et al. v. Furr's/Bishop's, Incorporated, et al., (Civil Action No. 9509971, filed August 11, 1995) (the "Levenson Litigation").

                    (b) Lewis agrees that contemporaneously with, and as a condition to, the delivery of the payment to be made upon the effectiveness of his resignation as specified in Section 4(c), he will execute and deliver to the Company a release in substantially the form of Section 5(a) above, which will be effective at the time of delivery.

                    (c) The Company, on behalf of 'Itself and each of its affiliates and, to the extent that it lawfully may bind them, their respective officers, directors, employees, agents, representatives, successors and assigns, in their capacities as such (the "Releasing Parties"), do hereby release, discharge and acquit Lewis from any and all causes of action, claims, demands, debts, liabilities, expenses or costs of court of any and every character and nature whatsoever, whether or not previously asserted, whether known or unknown, either in or arising out of the law of contracts, torts, property rights, statutes or ordinances, at law or in equity, arising out of any matter at any time up to and including the date of execution of this Agreement; it being the parties' intention that the scope and breadth of this release be as broad and extensive as lawfully possible in order to lay to rest forever any potential controversies concerning any matters existing or occurring prior to the execution of this Agreement. provided, however, that the Company does not intend by this Agreement to release, and does not release, any rights that any Releasing Party may have arising from (i) the express terms of this Agreement, (ii) under any of the Other Agreements referenced in
               Section 7(a), or (iii) any claim or cause of action that the Company or its affiliates may have that relate to or arise from Lewis' knowingly fraudulent, dishonest or willful misconduct, or receipt of any personal profit or advantage that he is not legally entitled to receive.

                    (d) The Company agrees that contemporaneously with, and as a condition to, the delivery by Lewis of the additional release specified in Section 5(b), it will execute and deliver to Lewis a release in substantially the form of Section 5(c) above, which will be effective at the time of delivery.

                    (e)  Lewis covenants and agrees that he will
               not initiate, nor will he provide encouragement or assistance to (other than any such assistance as may be compelled by process of law) any person initiating or pursuing, any claim, law suit or administrative or arbitrative proceeding with respect to facts or occurrences in existence as of the date of this Agreement, whether brought by him, any of his affiliates or any governmental entity, against any Released Party or any person who would as a consequence thereof have the right to require that the Company or any of its affiliates defend such person or provide indemnity or advancement of expenses to such person's defense pursuant to any of the agreements referenced on Exhibit F to this Agreement.

                    (f)  Lewis agrees that he will make himself
               reasonably available to the Company and its affiliates and their counsel to prepare for and provide testimony in connection with depositions, trials, arbitrations and investigative actions that the Company or any of its affiliates are or may become party to which arises out of or relates to events occurring during his tenure as a member of the Board of Directors of the Company or as an executive officer of the Company. Lewis will be paid his reasonable travel costs and other outofpocket expenses in connection with such activities.

               6.   ACCESS TO AND RETURN OF MATERIALS.

                    (a) Lewis agrees to return to the Company, on or before December 31, 1997, all documents, records, notebooks, mailing lists, business proposals, contracts, agreements, and other repositories obtained from the Company, or any affiliate or agent of the Company, containing information concerning the Company or its business, and any keys or security codes Lewis possesses, whether copies or originals (including but not limited to all correspondence, client and/or customer lists, minutes or agenda(s) for any meeting, handwritten notes, journals, computer printouts or programs, office memoranda or other tangible items or materials) (together, the "Company Documents"). The Company agrees that Lewis may retain his personal records containing information about the Company. Lewis agrees that upon request by the Company he will provide to the Company a reasonably detailed listing, and will allow the Company to inspect and copy, all Company Documents and personal records containing information about the Company that are in his possession.

                    (b)  The Company agrees that it will permit
               Lewis and his counsel reasonable access to the books and records of the Company and its affiliates for their use in connection with any tax controversy or litigation matter in which Lewis may be involved.

               7.   INDEMNIFICATION.

                    (a)  Except for this Agreement and the
               agreements and resolutions of the Board of Directors of the Company attached hereto as Exhibits "A", "B", "C", "D" and "E" (the "Other Agreements") respectively, Lewis hereby represents that there are no agreements or obligations existing between Lewis and the Company or any of its affiliates. Lewis and the Company agree that the Other Agreements shall continue in full force and effect in accordance with their terms after the execution and delivery of this Agreement and that the right of indemnity provided in this Agreement is in addition to any such rights provided by the Other Agreements or pursuant to applicable law and the Certificate of Incorporation and Bylaws of the Company

                    (b)  The Company does hereby agree to
               indemnify, hold harmless and defend, to the fullest extent permitted by law, Lewis from and against all judgments, damages, costs, interest, charges. counsel fees and other expenses relating to or in connection with any claims. actions, suits and other proceedings which he may sustain or incur (including, without limitation. costs and expenses incurred by Lewis in investigating, preparing for, defending against, or providing evidence, producing documents, or taking any other action in respect of any commenced or threatened litigation or administrative, arbitration or other action or proceeding), to any person whatsoever, by reason of or arising out of any action or inaction by Lewis in his capacity as an officer, director, employee or agent of the Company or any of its affiliates, provided that no indemnity shall be owing under this
               Section 7(b) to the extent that, but solely to the extent that, any amounts for which indemnity is claimed arise directly from any claim or cause of action that the Company or its affiliates may have that relates to or arises from Lewis' knowingly fraudulent, dishonest or willful misconduct, or receipt of any personal profit or advantage that he is not legally entitled to receive. Lewis represents and warrants to the Company (i) that he has no knowledge of any actions by him prior to the date of this Agreement which would be excluded from the scope of the release in Section 5(c) or the indemnity provided this Section 7 and (ii) that he has no present knowledge that he has any claim against any Released Party which would be excluded from the scope of the release granted to the Released Parties in Section 5(a) of this Agreement. The indemnification set forth in this Section 7(b) is intended to include. but is not limited to, the Levenson Litigation.

                    (c) Promptly after receipt by Lewis of notice of the commencement of or the threat of commencement of any claim for which indemnification is being sought from the Company under this Agreement, Lewis will notify the Company of the commencement thereof, provided that failure to so notify the Company shall not relieve the Company from any liability that it may have to Lewis under this Agreement unless such failure materially and adversely affects the rights of the Company.

                    (d)  If, at the time of the receipt of such
               notice, the Company has directors' and officers' liability insurance in effect that may be applicable, the Company shall give prompt and proper notice of the commencement of such claim to the insurer. The Company shall thereafter take all necessary or desirable action to pay or to cause such insurer to pay on behalf of Lewis, all amounts for which indemnity is owing under this Agreement in accordance with the terms of such policies.

                    (e) To the extent the Company does not, at the time of the commencement of or the threat of commencement of a claim, have applicable directors' and officers' liability insurance, or if the full amount of any expenses or losses arising out of such action, suit or claim will not be payable under such insurance then in effect, the Company shall be obligated to pay the expenses reasonably and necessarily incurred by Lewis relating to any such claim in advance of the final disposition thereof, unless the claim has been finally determined by a court of competent Jurisdiction to be a claim for which the Company is not obligated to provide indemnity or advancement of expenses under this Agreement or any of the Other Agreements. The Company may assume the defense of any proceeding or claim for which indemnity is sought by Lewis, upon the delivery to Lewis of written notice of its election so to do. After delivery of such notice, the Company will not be liable to Lewis for any legal or other expenses subsequently incurred by Lewis in connection with such defense, provided that Lewis shall have the right to employ counsel to participate in the investigation and defense of any such proceeding or claim, but the fees and expenses of such counsel incurred after delivery of notice from the Company of' its assumption of such defense shall be at Lewis expense, provided further that if
               (i) the employment of counsel by Lewis has been previously authorized by the Company, (ii) counsel for Lewis shall have reasonably concluded that there may be a conflict of interest between the Company and Lewis in the conduct of any such defense that would make joint conduct of the defense unethical, and so notified the Company in writing of the basis for such conclusion. or (iii) the Company shall not, in fact, have assumed the defense of such proceeding or claim, the fees and expenses of Lewis' counsel shall be at the expense of the Company.

                    (f) Lewis agrees to reimburse the Company for all amounts paid by the Company on behalf of Lewis in connection with any claim for indemnity under this Agreement in the event, and only to the extent that, a judgment shall have been reached by a court in a final adjudication from which there is no further right of appeal that Lewis is not entitled to be indemnified by the Company for such amounts under this Agreement, applicable law and any other right of' indemnity by the Company that may be available to Lewis.

                    (g) In addition to advancing expenses pursuant to Section 7(e), the Company shall pay all amounts for which Lewis is indemnified hereunder upon final judgment by a court of competent jurisdiction that Lewis is entitled to indemnity therefor. The Company shall have no obligation to indemnify Lewis under this Agreement for any amounts paid in settlement effected without the Company's prior written consent. The Company shall not settle any claim in any manner which would impose any liability or any obligation on Lewis without Lewis' written consent. Neither the Company nor Lewis shall unreasonably withhold their consent to any proposed settlement.

               8. ACKNOWLEDGMENT. Lewis acknowledges that, except as specifically provided in this Agreement, as of the date of this Agreement: he has received all due and owing pay for all labor and services performed by him for the Company; and (ii) he has received or been compensated for all salary, vacation time (other than three weeks accrued as of date of this Agreement), sick leave, compensatory time, reimbursable expenses, personal injuries, bonuses, profitsharing, retirement, health, welfare, pension and all other employee benefits to which he may have been entitled as of the date of this Agreement. Lewis will be paid for 19.2 days of accrued unused vacation time upon execution of this Agreement, and no further vacation time will accrue for Lewis thereafter.

               9. TAXES. Lewis acknowledges and agrees that he shall be solely responsible for the payment of all his taxes, interest and penalties, if any, which are or may become due on the amounts paid to him under this Agreement, and agrees to defend, indemnify and hold the Company harmless from any tax claims on that amount.

               10. CONFIDENTIALITY. Lewis and the Company agree to keep the terms of this Agreement wholly and completely confidential, provided that (i) the Company may make public this Agreement or portions thereof to the extent required by law and in response to legal process or subpoena and (ii) Lewis may disclose the amount, terms, substance or contents of this Agreement to his spouse, his attorney, his personal bankers or his tax advisors, and any government agency to which he is required by law to reveal the terms of this Agreement. To the extent that the Company does make public this Agreement or portions thereof, Lewis will not be obligated to maintain the confidentiality of the publicly disclosed material. The parties agree to make a public announcement of Lewis' resignation in the form attached to this Agreement as Exhibit G, and to cooperate with respect to any subsequent public statement regarding the substance of this Agreement.

               11.  NONDISPARAGEMENT.

                    (a) Lewis agrees that after the date hereof, he will not say, publish or do anything that casts the Company or the management of the Company in an unfavorable light or disparage or injure the Company's goodwill, business reputation or relationship with existing and potential vendors, customers, employees, contractors, investors, or with the financial community in general, or the goodwill or business reputation of the Company's employees, officers, directors or contractors.

                    (b)  The Company agrees that after the date
               hereof, its Board, management and employees will not say, publish or do anything that casts Lewis or his management of the Company in an unfavorable light or disparage or injure Lewis' business reputation or relationship with existing and potential vendors, customers, employees. contractors, investors. or with the financial community in general.

                    (c) Statements made by Lewis or any member of the Board, management or employees of the Company regarding their good faith understanding and judgment with respect to events occurring during Lewis' association with the Company, when compelled by subpoena or other legal process, will not violate this Section 11.

               12. NO ADMISSION OF LIABILITY. This Agreement does not constitute an admission of liability of any kind by the Company or Lewis,

               13. NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given property addressed, certified mail, return receipt requested. postage prepaid, as follows

          If to the Company:  Furr's / Bishop's, Inc.
                              6901 Quaker Avenue
                              Lubbock, Texas 79413
                              Attention: President

          With a copy to:     Hughes & Luce, L.L.P
                              1717 Main Street, Suite 2800
                              Dallas, Texas 75201
                              Attention:  Thomas W. Luce, III

          If to Lewis:        Kevin E. Lewis
                              P. 0, Box 64158
                              Lubbock, Texas 79464

          With a copy to:     John T. Montford
                              Attorney at Law
                              P. 0. Box 1709
                              Lubbock. Texas 79408

               14. NONDISCLOSURE OF CONFIDENTIAL MATTERS. Lewis acknowledges that during his employment with the Company, the Company disclosed to him and/or Lewis learned or developed trade secrets and proprietary and confidential business information of and for the Company and its affiliates, including but not limited to marketing strategies, unique business methods, sales, pricing techniques, operating and development costs, operating techniques and practices, corporate financial information, customer requirements, customer and supplier lists and financial data and other confidential matter (all of which are collectively referred to as the "Confidential Matters", provided that any such information which is made publicly available, other than pursuant to a breach of this Agreement or any other obligation to maintain confidentiality that may be applicable, will not constitute Confidential Matters).

                    (a)  Lewis acknowledges that the Company did
               not voluntarily disclose the "Confidential Matters" but rather took precautions to prevent dissemination of "Confidential Matters" beyond those directors, key executives and employees such as Lewis entrusted with such information except pursuant to suitable confidentiality safeguards. Lewis further acknowledges that the "Confidential Matters": (i) were entrusted to Lewis after he was informed of their confidential and secret status by the Company and because he occupied a fiduciary position with the Company and/or was the repository of a special trust, and (ii) are of such value and nature as to make it reasonable and necessary for Lewis to protect and preserve the confidentiality and secrecy of the Confidential Matters. Lewis acknowledges and agrees that the Confidential Matters of the Company are valuable, special, and unique assets of the Company, the disclosure of which could cause substantial injury and loss of profits and good will to the Company. In addition, the Confidential Matters prepared or compiled by Lewis and/or the Company or furnished to him during his term as an employee with the Company shall be the sole and exclusive property, of the Company, and all of such Confidential Matters or copies thereof, shall be returned by Lewis to the Company as contemplated by
               Section 6 of this Agreement.

                    (b) Lewis shall not, without the prior written consent of the Board of Directors or his successor as President of the Company, directly or indirectly. make known, divulge, furnish, or reveal to any person, firm, company, corporation or anyone else at any time, any of the Confidential Matters or any knowledge or information with respect thereto or otherwise use such information for any purpose whatsoever. Lewis agrees that he will continue to take all steps necessary to safeguard all Confidential Matters and prevent their use, disclosure or dissemination to any other person or entity.

                    (c)  The Company agrees that disclosure by
               Lewis of Confidential Matters pursuant to subpoena, legal process or notice or request for production by a governmental entity will not violate this Section 14, provided that Lewis agrees that in the event he is subpoenaed, served with any legal process or notice, or as otherwise requested to produce or divulge, directly or indirectly, any Confidential Matters by any governmental entity, agency or person in any formal or informal proceeding, including, but not limited to, any interview, deposition, administrative or judicial hearing and/or trial, and upon his receipt of such subpoena, process, notice or request, Lewis shall immediately notify and deliver via overnight delivery service a copy of the subpoena. process, notice or other request to the President of the Company and cooperate reasonably with any efforts by the Company to block or quash such action.

               15.  COMPETITION.

                    (a)  For a period of two years following the
               execution of this Agreement, Lewis will not, directly or indirectly, on his own behalf or on behalf of any competitor of the Company: (i) engage (whether as owner, partner, stockholder, joint venturer, manager, adviser or investor) in the operation of buffet or cafeteria style restaurants similar to the current operations of the Company within any state in which the Company or any affiliate owns or operates a restaurant as of the date of this Agreement (the "Territory"); (ii) influence or attempt to influence any person doing business with the Company or any affiliate to cease doing such business or to terminate their relationship with the Company or such affiliate;
               (iii) affiliate himself with, or own or have a proprietary interest of any kind in, any business or firm that owns or operates cafeterias in the Territory; or (iv) alone or acting with others, solicit for any employment employees of the Company or any affiliate who are employed by them at the time of execution of this Agreement or become so employed during the Consulting Period, or alone or acting with others, influence or seek to influence any employee to leave employment with the Company, provided that ownership of not more than 5% of the capital stock of any publicly traded company will not violate this Section 15(a).

                    (b)  In the event of a violation of the
               covenants in this Section 15 or in Section 14, the Company shall be entitled to injunctive relief in addition to any other legal or equitable remedies that may be available. If any provision of this
               Section 15 is deemed invalid in part or in whole, it shall be curtailed, whether as to time, geographical area, scope of activity or otherwise, as and to the extent required for its validity under applicable law and, as so curtailed, shall be enforceable. Lewis acknowledges that this Section 15 and his obligations hereunder are reasonable in light of the consideration being paid to Lewis hereunder and were a material inducement and condition to the Company entering into this Agreement, agreeing to employ Lewis as a consultant and performing the transactions contemplated hereby.

               16. SEVERABILITY. In the event that any provision of this Agreement shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of this Agreement, but this Agreement shall be construed and enforced as if the illegal or invalid provision had never been inserted.

               17. GOVERNING LAW, VENUE. This Agreement shall be governed and construed in accordance with the laws of the State of Texas. In the event that any judicial proceedings are instituted concerning the interpretation or enforcement of this Agreement, exclusive venue over such proceedings shall be vested in the courts sitting in Lubbock County, Texas.

               18. AGREEMENT NOT AN EMPLOYMENT CONTRACT. This Agreement is not an employment contract. It does not give Lewis any right to be employed by the Company or any affiliate of the Company nor does it alter his status as an "at will" employee of the Company.

               19.  ATTORNEYS' FEES.  In the event of any
          litigation arising out of this Agreement, the prevailing party in such litigation shall be entitled to recover reasonable costs and expenses incurred in connection with such litigation, including, but not limited to, attorneys' fees.

               20. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement among the parties with respect to the transactions contemplated in this Agreement and there are no understandings or agreements relating to this Agreement that are not fully expressed in this Agreement. This Agreement supersedes all prior agreements, written or oral, with respect to the subject matter of this Agreement.

               21. WAIVERS AND AMENDMENTS. This Agreement may be amended, superseded, canceled, renewed, or modified, and the terms hereof may be waived, only by a written instrument signed by the parties, or in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising the right, power or privilege hereunder shall authorize a waiver thereof.

               22. BINDING EFFECT: NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and the respective successors and permitted assigns and legal representatives. Neither this Agreement nor any other rights, interest, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

               23. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

               24. HEADINGS. The headings in this Agreement are for reference only, and shall not effect the interpretation of this Agreement.

               25. AUTHORIZATION. The Company represents and warrants that the person executing this Agreement on behalf of the Company is duly authorized to act for and on behalf of the Company to execute and deliver this Agreement.


               IN WITNESS WHEREOF, the parties have signed this Agreement as of June 7, 1996.

               /s/ Kevin E. Lewis
               - - - - - - - - - -
               Kevin E. Lewis

                                   FURR'S/BISHOP'S, INC.

                                   By:  /s/ E. W. Williams, Jr.
                                        - - - - - - - - - - - -
                                        E. W. Williams, Jr.

                                   CAFETERIA OPERATORS, L.P.

                                   By:  Furr's/Bishop's, Inc.
                                        Its General Partner

                                   By:  /s/ E. W. Williams, Jr.
                                        - - - - - - - - - - - -
                                        E. W. Williams, Jr.


                             SUMMARY OF EXHIBITS

          Exhibit A:     Board Resolution of Furr's/Bishop's,
          Incorporated dated October 3, 1995

          Exhibit B:     Undertaking by Director to Repay dated
          October 5, 1995

          Exhibit C:     Indemnification and Release Agreement
          dated as of October 20, 1995, by and among Furr's/Bishop's, Incorporated, Cafeteria Operators, L.P., KL Group, Inc. and KL Park Associates, L.P.

          Exhibit D:     Indemnification Agreement effective
          January 2, 1996 between Furr's/Bishop's, Incorporated and
          Kevin E. Lewis

          Exhibit E:     Engagement Letter dated July 8, 1991 from
          Houlihan Lokey Howard & Zukin to Mr. Michael J. Levenson, executed by Furr's/Bishop's, Incorporated and Cafeteria Operators, L.P., and subsequent letters between the same parties dated September 6, 199 1, November 25, 1991 and October 23, 1992

          Exhibit F:     Listing of Company Indemnity Obligations

          Exhibit G:     Form of Press Release